EXHIBIT 4d

                            CERTIFICATE OF AMENDMENT
                    OF RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                       SHARED TECHNOLOGIES CELLULAR, INC.


         It is hereby certified that:

         FIRST:  The name of the corporation (the "Corporation") is:

                       SHARED TECHNOLOGIES CELLULAR, INC.

         SECOND: The Restated Certificate of Incorporation of the Corporation is hereby amended by striking out the first paragraph of Article Fourth thereof and by substituting in lieu of said paragraph of the following new paragraph:

                  "The total number of shares of stock which the Corporation shall have authority to issue is 25,000,000 shares, of which 5,000,000 shall be Preferred Stock with a par value of $.01 per share and 20,000,000 shares shall be Common Stock with a par value of $.01 per share."

         THIRD: The Restated Certificate of Incorporation of the Corporation is hereby amended by cancelling the series of Preferred Stock known as Series A Convertible Preferred Stock created pursuant to the terms of the Certificate of Designations, Preferences and Rights dated December 29, 1995 and filed with the Secretary of State of Delaware on December 28, 1995 (the "Certificate of Designations"), all such issued and outstanding shares of Series A Convertible Preferred Stock having been converted to Common Stock, and there being no issuable shares remaining thereunder.

         FOURTH: The amendments of the Restated Certificate of Incorporation herein certified have been duly adopted in accordance with the provisions of Sections 141(f), 228 and 242 of the General Corporations Law of the State of Delaware. Prompt written notice of the adoption of such amendments herein certified has been given to those stockholders who have not consented in writing thereto, pursuant to and as provided in Section 228 of the General Corporation Law of the State of Delaware.

Signed and attested to on September 17, 1996.


                          /s/ Anthony D. Autorino
                          ------------------------------------------
                          Anthony D. Autorino, Chairman of the Board


Attest:

/s/ Kenneth M. Dorros
    ----------------------------
    Kenneth M. Dorros, Secretary